HOTCHKIS AND WILEY FUNDS
HOTCHKIS AND WILEY MID-CAP VALUE FUND
FILE # 811-10487
ATTACHMENT 77O


Security name	        Dex Media Inc.
Broker used		Merrill Lynch
Affiliate		Stephens Inc.
Trade date		July 21, 2004
Issue size		$1,008,163,000.00
Total purchase	        $13,780,700.00